EXHIBIT 99.1

CONTACT: Michelle M. Davidson (Media) (856) 968-4390 Leonard F. Griehs (Analysts) (856) 342-6428

CAMPBELL REPORTS THIRD QUARTER EARNINGS PER SHARE OF $.31;
U.S. WET SOUP SHIPMENTS RISE 10 PERCENT;
WORLDWIDE WET SOUP SHIPMENTS INCREASE 9 PERCENT

     CAMDEN, NJ, May 19, 2003—Campbell Soup Company (NYSE: CPB) today reported diluted earnings per share for the third quarter ended April 27, 2003 of $.31 compared to $.23 recorded in the year-ago quarter. Earnings per share in the year-ago quarter included amortization expense of $.03 per share, since eliminated under SFAS No. 142, which the company adopted at the start of fiscal 2003, and $.01 per share of costs related to the Australian manufacturing reconfiguration.

     For the third quarter, net sales rose 17 percent to $1.6 billion, reflecting the following:

•	Base volume and mix were up 6 percent;
•	Price added 2 percent;
•	Reduced promotional spending added 2 percent;
•	Currency added 4 percent; and
•	Acquisitions added 3 percent.

     For the third quarter of fiscal 2003, U.S. wet soup shipments rose 10 percent. Outside of the U.S., wet soup shipments increased 8 percent, resulting in a 9 percent increase worldwide.

     Net earnings were $129 million versus $96 million a year earlier. Earnings for the year-ago quarter included amortization expense of $13 million, since eliminated under SFAS No. 142, and $4 million for costs related to the Australian manufacturing reconfiguration.

     For the nine months of fiscal year 2003, the company reported diluted earnings per share, before the cumulative effect of the accounting change, of $1.34 compared to $1.14 recorded in the same period last year. Earnings per share in the year-ago period included amortization expense of approximately $.10 per share, since eliminated under SFAS No. 142, and approximately $.02 per share of costs related to the Australian manufacturing reconfiguration. Net sales for the nine months increased 6 percent to $5.2 billion compared with the year-ago period, reflecting the following factors:

•	Base volume and mix were up 1 percent;
•	Price added 1 percent;
•	Currency added 2 percent; and
•	Acquisitions added 2 percent.

     For the nine months, compared with the same period last year, wet soup shipments rose 1 percent in the U.S. and 2 percent outside the U.S., resulting in a 1 percent worldwide increase.

     Net earnings for the nine-month period, before the cumulative effect of the accounting change, were $552 million compared to $470 million in the year-ago period. Net earnings for the year-ago period included amortization expense of approximately $39 million, since eliminated under SFAS No. 142, and costs of $10 million related to the Australian manufacturing reconfiguration.

     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “We are pleased with our performance this quarter, particularly in our U.S. Soup business. It’s clear that the investments we have made in improving the quality and convenience of our products are beginning to have a meaningful impact on our results. As we look to the fiscal 2004 soup season and the multiple initiatives we have in place, we believe we’re well positioned to continue to improve our top line performance.”

     Based on the third quarter performance, the company now expects earnings per share, before the cumulative effect of the accounting change, to be in the range of $1.49 to $1.51 for fiscal year 2003, versus previously issued guidance of $1.47. This compares to $1.28 per share reported in fiscal 2002, which included amortization expense of $.13 per share, since eliminated under SFAS No. 142, and costs of approximately $.03 per share related to the Australian manufacturing reconfiguration. For the fourth quarter of 2003, the company expects earnings per share to be in the range of $.15 to $.17.

     A summary of segment results for the third quarter and nine months follows. For comparative purposes, prior year business results have been adjusted to exclude the amortization eliminated under SFAS No. 142.

North America Soup and Away From Home

     Sales of $600 million were up 16 percent in the quarter compared to the year-ago period, driven by strong growth in soup shipments and improved trade promotion productivity. Operating earnings of $147 million were up 32 percent, reflecting solid volume growth across the portfolio and lower, more efficient marketing spending.

     U.S. retail soup shipments were favorably impacted by a lower retail inventory reduction compared with the year-ago quarter, and positive consumer takeaway momentum driven by new items, quality improvements and effective promotional programs during the Easter holiday period. Further details include the following:

■	Condensed soup shipments rose 2 percent, helped by the improved quality of “Campbell’s” vegetable soups and steady growth of the Fun Favorites soups for kids.

■	Ready-to-serve soup shipments rose 17 percent for the quarter, driven by growth in “Select” and “Chunky” soups and the introduction of “Soup at Hand,” the new convenient sippable soup designed for out-of-home consumption.

■	“Swanson” broth shipments rose 38 percent, due to the continuing successful marketing behind the company’s cooking strategies and particularly successful holiday promotional activity.

■	Campbell Canada reported strong volume growth compared to a weak year-ago quarter.

     For the nine months, sales of $2.2 billion rose 2 percent and operating earnings of $561 million were unchanged compared to the year-ago period.

North America Sauces and Beverages

     Sales of $295 million rose 7 percent and operating earnings of $59 million declined 3 percent compared to the year-ago quarter, reflecting increased marketing behind new product introductions. Further details include the following:

■	“V8 Splash” Smoothies were launched successfully in January.

■	“Pace” Mexican sauce shipments showed strong growth, driven by new marketing initiatives and product introductions.

■	Shipments of “Prego” pasta sauces declined and “Franco-American” pasta rose slightly.

     For the nine months, sales of $920 million rose 1 percent and operating earnings of $220 million rose 13 percent compared to the year-ago period. Operating earnings for the nine months of last year included costs related to the introductory marketing behind “Prego” pasta bake sauces.

Biscuits and Confectionery

     Sales rose 22 percent to $434 million in the quarter and operating earnings declined 10 percent to $38 million, driven primarily by increased advertising and promotional spending. The sales increase reflected base business growth of 6 percentage points, favorable currency impact of 5 percentage points and an 11 percentage point benefit from the acquisition of Snack Foods Limited in Australia, which was completed in the first quarter. Operating earnings in fiscal 2002 included $6 million of costs related to the Australian manufacturing reconfiguration. Fiscal 2003 operating earnings were impacted by $5 million of transitional expenses related to the planned closure of the Pepperidge Farm bakery in Norwalk, Connecticut. In the first quarter of fiscal 2002, the company announced a $72 million investment to build a new bakery in Bloomfield,

Connecticut, which is expected to be completed in the first quarter of fiscal 2004.

     Further details include the following:

■	Pepperidge Farm sales grew across its entire portfolio of cookies, crackers, bread and frozen products, with “Goldfish” crackers and fresh bread delivering particularly strong growth.

■	Godiva Chocolatier’s worldwide sales increased, led by growth in Asia. Same store sales in North America remained weak.

■	Arnotts showed strong volume growth.

     For the nine months, sales of $1.3 billion rose 14 percent and operating earnings of $167 million rose 6 percent, compared to the year-ago period. The sales increase reflected base business growth of 4 percentage points, favorable currency impact of 3 percentage points and a 7 percentage point benefit from the acquisition. Operating earnings in fiscal 2002 included $14 million of costs related to the Australian manufacturing reconfiguration. Fiscal 2003 operating earnings included $1 million of costs related to the Australian manufacturing reconfiguration and $5 million of transitional expenses related to the closure of the Norwalk, Connecticut bakery.

International Soup and Sauces

     International Soup and Sauces sales rose 22 percent to $271 million and operating earnings rose 42 percent to $37 million compared to the year-ago period. The sales increase reflected base business growth of 2 percentage points, a favorable currency impact of 17 percentage points and a 3 percentage point benefit from the acquisition of Erin Foods in Ireland, which was completed in the first quarter. The operating earnings increase was driven by improved gross margin, reflecting good growth in the higher margin European dry soup business, lower marketing spending and favorable currency translation.

     For the nine months, sales of $803 million increased 14 percent and operating earnings of $97 million increased 8 percent compared to the year-ago period. The sales increase was attributable to a favorable currency impact of 12 percentage points and a 2 percentage point benefit from the Erin Foods acquisition. The increase in operating earnings was driven by favorable currency translation rates.

Conference Call

     The company will host a conference call to discuss these results on May 19, 2003 at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-800-857-5018 and non-U.S. participants at 1-630-395-0020. Participants should call at least five minutes prior to the starting time. The passcode is Campbell Soup and the conference leader is Len Griehs. The call will also be broadcast live over the Internet at http://www.campbellsoup.com and can be accessed by clicking on the Webcast banner. A recording of the call will be available approximately two hours after it is completed through midnight May 22, 2003 at 1-800-759-6899 or 1-402-220-0373.

Forward-Looking Statements

     This release contains “forward-looking statements” which reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of marketing investments and strategies, new product introductions, and quality improvements on sales and earnings. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

About Campbell Soup Company

     Campbell Soup Company is a global manufacturer and marketer of high quality soup, sauces, beverage, biscuits, confectionery and prepared food products. The company owns a portfolio of more than 20 market-leading businesses each with more than $100 million in sales. They include “Campbell’s” soups worldwide, “Erasco” soups in Germany and “Liebig” soups in France, “Pepperidge Farm” cookies and crackers, “V8” vegetable juices, “V8 Splash” juice beverages, “Pace” Mexican sauces, “Prego” pasta sauces, “Franco-American” canned pastas and gravies, “Swanson” broths, “Homepride” sauces in the United Kingdom, “Arnott’s” biscuits in Australia and “Godiva” chocolates around the world. The company also owns dry soup and sauce businesses in Europe under the “Batchelors,” “Oxo,” “Lesieur,” “Royco,” “Liebig,” “Heisse Tasse,” “Blå Band” and “McDonnells” brands. The company is ably supported by approximately 25,000 employees worldwide. For more information on the company, visit Campbell’s website on the Internet at www.campbellsoup.com.

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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED

	April	April
	27, 2003	28, 2002

Net sales	$1,600	$1,371

Costs and expenses
Cost of products sold	920	782
Selling, general and administrative expenses	445	399

Total costs and expenses	1,365	1,181

Earnings before interest and taxes	235	190
Interest, net	45	44

Earnings before taxes	190	146
Taxes on earnings	61	50

Net earnings	$129	$96

Per share — basic
Net earnings	$.31	$.23

Dividends	$.1575	$.1575

Weighted average shares outstanding — basic	411	410

Per share — assuming dilution
Net earnings	$.31	$.23

Weighted average shares outstanding
- assuming dilution	411	411

In the first quarter of fiscal 2003, the company adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.” In accordance with the standard, the company discontinued the amortization of goodwill and indefinite-lived intangible assets. Net earnings for the quarter ended April 28, 2002 would have been $109 or $.27 per diluted share had the provisions of the standard been adopted at the beginning of the prior year.

CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	NINE MONTHS ENDED

	April	April
	27, 2003	28, 2002

Net sales	$5,223	$4,910

Costs and expenses
Cost of products sold	2,947	2,757
Selling, general and administrative expenses	1,326	1,296
Restructuring charge	—	1

Total costs and expenses	4,273	4,054

Earnings before interest and taxes	950	856
Interest, net	136	142

Earnings before taxes	814	714
Taxes on earnings	262	244

Earnings before cumulative effect of accounting change	552	470
Cumulative effect of accounting change	(31)	—

Net earnings	$521	$470

Per share — basic
Earnings before cumulative effect of accounting change	$1.34	$1.14
Cumulative effect of accounting change	(.08)	—

Net earnings	$1.26	$1.14

Dividends	$.4725	$.4725

Weighted average shares outstanding — basic	411	410

Per share — assuming dilution
Earnings before cumulative effect of accounting change	$1.34	$1.14
Cumulative effect of accounting change	(.08)	—

Net earnings	$1.26	$1.14

Weighted average shares outstanding - assuming dilution	411	411

In the first quarter of fiscal 2003, the company adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.” In accordance with the standard, the company discontinued the amortization of goodwill and indefinite-lived intangible assets. Net earnings for the nine months ended April 28, 2002 would have been $509 or $1.24 per diluted share had the provisions of the standard been adopted at the beginning of the prior year.

In connection with the adoption of this new standard, the company also recognized a non-cash charge of $31 (net of a $17 tax benefit) as a cumulative effect of accounting change for the write-down of goodwill of one business unit in the first quarter of fiscal 2003.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED

	April	April	Percent
	27, 2003	28, 2002	Change

Sales
Contributions:
North America Soup and Away From Home	$600	$516		16%
North America Sauces and Beverages	295	276		7%
Biscuits and Confectionery	434	357		22%
International Soup and Sauces	271	222		22%

Total sales	$1,600	$1,371		17%

Earnings
Contributions:
North America Soup and Away From Home	$147	$111		32%
North America Sauces and Beverages	59	61		-3%
Biscuits and Confectionery	38	42	-	10%
International Soup and Sauces	37	26		42%

Total operating earnings	281	240		17%
Unallocated corporate expenses	(46)	(33)

Earnings before interest and taxes	235	207		14%
Interest, net	(45)	(44)
Taxes on earnings	(61)	(54)

Net earnings	$129	$109		18%

Net earnings per share — assuming dilution	$.31	$.27		15%

Results for the period ended April 28, 2002 have been restated to reflect the pro forma impact of SFAS No. 142. Amortization expense of $17 ($13 after tax) has been eliminated from the prior period results. As reported net earnings for the prior period were $96 or $.23 per share.

Earnings contributions from Biscuits and Confectionery include the effect of costs associated with the Australian manufacturing reconfiguration plan. In the third quarter of fiscal 2002, costs were $6 pre-tax ($4 after tax).

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	NINE MONTHS ENDED

	April	April	Percent
	27, 2003	28, 2002	Change

Sales
Contributions:
North America Soup and Away From Home	$2,170	$2,134	2%
North America Sauces and Beverages	920	908	1%
Biscuits and Confectionery	1,330	1,164	14%
International Soup and Sauces	803	704	14%

Total sales	$5,223	$4,910	6%

Earnings
Contributions:
North America Soup and Away From Home	$561	$561	0%
North America Sauces and Beverages	220	195	13%
Biscuits and Confectionery	167	158	6%
International Soup and Sauces	97	90	8%

Total operating earnings	1,045	1,004	4%
Unallocated corporate expenses	(95)	(97)

Earnings before interest and taxes	950	907	5%
Interest, net	(136)	(142)
Taxes on earnings	(262)	(256)

Earnings before cumulative effect of accounting change	552	509	8%
Cumulative effect of accounting change	(31)	—

Net earnings	$521	$509	2%

Net earnings per share before cumulative effect of accounting change — assuming dilution	$1.34	$1.24	8%

Results for the period ended April 28, 2002 have been restated to reflect the pro forma impact of SFAS No. 142. Amortization expense of $51 ($39 after tax) has been eliminated from the prior period results. As reported net earnings for the prior period were $470 or $1.14 per share.

Earnings contributions from Biscuits and Confectionery include the effect of costs associated with the Australian manufacturing reconfiguration plan. In the nine month period ended April 27, 2003, costs were both $1 pre- and after tax. In the nine month period ended April 28, 2002, costs were $14 pre-tax ($10 after tax).

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS (unaudited)
(millions)

	April	April
	27, 2003	28, 2002

Current assets	$1,270	$1,115
Plant assets, net	1,770	1,595
Intangible assets, net	2,781	2,440
Other assets	294	639

Total assets	$6,115	$5,789

Current liabilities	$2,794	$2,490
Long-term debt	2,273	2,430
Nonpension postretirement benefits	310	326
Other liabilities	386	463
Shareowners’ equity	352	80

Total liabilities and shareowners’ equity	$6,115	$5,789

Total debt	$3,534	$3,594

Cash and cash equivalents	$27	$27

Certain reclassifications were made to prior year financial statements.